WASATCH PHARMACEUTICAL, INC.
                             310 East 4500 South 450
                               Murray, Utah 84107

April __, 2001


22,852,594
         RE:     NOTICE OF CORRECTION OF WARRANT CERTICATES

Dear Shareholders:

         On June 22, 2000, the Board of Directors approved the issuance of class "A" and class "B" warrants to be issued to each shareholder owning shares of common stock on the designated record date. The total number of warrants approved by the board of directors equaled, the sum of shares of common stock issued and outstanding immediately after the effect of the reverse stock split on June 22, 2000. The aggregate number of warrants issued equaled 22,852,594. The total number of warrants were divided equally between class "A" and class "B." There are 11,426,297class "A" and 11,426,297 class "B" warrants issued. In accordance with the Board's authorization, each shareholder is entitled to receive one class "A" warrant and one class "B" for every two shares of common stock held on the record date.

         Section 1.1 of your Warrant Certificate is incorrect, and should be amended, in order to be in accord with the Board of Director's authorization.
Section 1.1 should be amended to read as follows:

         1.1 ISSUANCE AND TERMS. Wasatch Pharmaceutical, Inc. a Utah corporation (the "Company") hereby issues to the shareholder named herein, a class "A" warrant and a class "B" warrant for every two each shares of common stock owned as of the date set forth herein (collectively referred to as "Warrants"), under the terms and conditions set forth below.

         The warrants certificates that you received have the correct number of warrants to be issued in accordance with the amended section 1.1 and the original authorization by the Board of Directors. You have received a class "A" warrant and a class "B" warrant for every two shares of common stock you owned as of the record date. Any fractional warrants that would have been issued pursuant to the terms of section 1.1 have been rounded up to the next whole warrant.

         For further information, you may contact us at: 310 East 4500 South 450, Murray, Utah 84107, (801) 566-9688, and you may visit our web site at www.wasatchpharm.com.

         We appreciate your support and look forward to improving shareholder value as we implement our business plan.


Best Wishes,



Gary V. Heesch, President